Exhibit 10(ii).17
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                     SHAREHOLDERS' AGREEMENT
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     AGREEMENT, dated as of June ___, 1994, among MetPath Inc., a
Delaware corporation formerly known as Corning Lab Services Inc. ("MetPath"), International Technology Corporation, a Delaware corporation ("ITX"), and IT Corporation, a California corporation ("IT") ("ITX and IT being collectively referred to as "ITC") a nd Quanterra Incorporated, a Delaware corporation ("Newco").

     WHEREAS MetPath, through its Enseco Division (the "Enseco Division") and IT, through its IT Analytical Services Division (the "IT Division"), are each engaged in the United States in the business of providing environmental testing services involving quantitative and qualitative analysis of chemicals and other pollutants and directly related services (the foregoing business being referred to in this Agreement as the "Analytical Services Business");

     WHEREAS simultaneously with the execution of this Agreement, MetPath has transferred to Newco its entire Enseco Division, and as consideration therefor MetPath has received from Newco 1,056 shares of Class A Common Stock, par value $.01 per share of Newco, and IT has transferred to Newco its entire IT Division and as consideration therefor IT has received from Newco 1,056 shares of Class B Common Stock, par value $.01 per share, of Newco, which shares constitute in the aggregate all of the capital stock of Newco outstanding as of the date of this Agreement.

     WHEREAS each of MetPath and ITC has agreed that during the term of this Agreement and, subject to certain conditions, following the term of this Agreement, it and its Affiliates will conduct the Analytical Services Business exclusively through Newco and its Affiliates.

     NOW, THEREFORE, in consideration of the mutual promises and convenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                   ARTICLE I - DEFINITIONS
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     As used in this Agreement, the following terms shall have
the following meanings:

     1.01. Affiliates. The terms "Affiliate" of an Investor shall mean a corporation any other business entity or a trust, in whatever country organized, which directly or indirectly controls, is controlled by or is under common control with such Investor, where such control is exercised through majority ownership of outstanding stock, including without limitation the ultimate corporate parent of each entity, it being understood that the Company and its Affiliates shall not be deemed to be an Affiliate of, or to have as an Affiliate, any of the Investors or any of their respective Affiliates.

     1.02.     Company.  The term "the Company" shall mean
Quanterra Incorporated, a Delaware corporation.

     1.03.     Corning.  The term "Corning" shall mean Corning
Incorporated, a New York corporation, and its successors.

     1.04. Corning Directors. The term "Corning Directors" shall have the meaning set forth in Section 2.01.

     1.05. Field of Activity. The "Field of Activity" of the Company shall mean the Analytical Services Business which is further defined for purposes of this Section 1.05 as including industrial hygiene testing (i.e., testing related to the monitoring of work environments, primarily for the purposes of satisfying occupational health and safety laws for substances that are potentially harmful to persons). The Company may pursue its business worldwide, and may expand into additional related services, such as (without limitation) the sale and servicing of monitoring equipment, data verification, the collection of samples in appropriate markets and bioassay. The Field of Activity does not include (i) the ownership or operation of facilities for the development of treatment and disposal techniques and technologies that address, treat, solve, or are intended for the remediation of, on-going waste streams, on- or off-site contamination or waste minimization, including bench and pilot and bench scale studies ("Technology Development/Treatability Laboratories") or (ii) the engineering or contracting businesses generally (including, without limitation, any activity requiring a contractor's, underground tank removal, asbestos removal, or professional engineering license). MetPath acknowledges and agrees that IT's Technology Development/Treatability Laboratory businesses include standard analytical laboratory equipment and processes which are used in support of technology development and treatability study work done for both internal-IT and external clients, and IT is not prohibited from pursuing such businesses/work following the Closing.

     1.06. Group. The term "Group" shall mean ITX and its direct and indirect majority owned subsidiaries, including without limitation IT (the "ITC Group") on the one hand and Corning and its direct and indirect majority owned subsidiaries, including without limitation, MetPath (the "Corning Group") on the other hand. Notwithstanding the foregoing, in the event that at any time Corning ceases to own directly or indirectly a majority of MetPath's outstanding capital stock, then, to the extent not prohibited by the terms of the Equity Investors' Undertaking (as hereinafter defined) from and after such date the "Corning Group" shall mean MetPath and its direct and indirect majority-owned subsidiaries.

     1.07.     Investor.  The term "Investor" shall mean IT or
MetPath.

     1.08. ITC Directors. The term "ITC Directors" shall have the meaning set forth in Section 2.01.

     1.09. Shareholder. The term "Shareholder" shall mean a holder of record of shares of the Company.

                   ARTICLE II - MANAGEMENT
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     2.01.     Board of Directors.  The business of the Company
shall be managed by a Board of Directors consisting initially of five members, two of whom shall be persons nominated by IT (the "ITC Directors") and two of whom shall be persons nominated by MetPath (the "Corning Directors"). The initial ITC Directors shall be Robert Sheh and James Mahoney and the initial Corning Directors shall be Martin Gibson and Robert Ecklin. ITC hereby agrees to vote any shares of the Company held by it for the election of the Corning Directors, and MetPath hereby agrees to vote any shares of the Company held by them for the election of the ITC Directors. Each of ITC and MetPath hereby agrees to vote any shares of the Company held by it to elect, as a Director of the Company, the person who from time to time is serving as the President of the Company. IT and ITX further agree that they will cause all Shareholders which are members of the ITC Group, and MetPath further agrees that it will cause all Shareholders which are members of the Corning Group, to comply with the provisions of this Section 2.01. The foregoing agreements to vote for the election of ITC Directors, Corning Directors and the President shall also govern with respect to the removal of such directors and to the filling of any vacancies among such directors whenever and for whatever reason occurring. In the event that the total authorized number of members of the Board of Directors is changed, the ITC Directors as a group and the Corning Directors as a group shall each comprise half (exclusive of the person who is the President and a Director of the Company) of such total authorized number. Notwithstanding the foregoing, in the event that, as a result of the transactions contemplated by Section 4.01 hereof, members of either Group own in excess of 58.69% of the outstanding shares of the Company continuously for a period of at least nine months, then on and after the date nine calendar months after the date that members of such Group first owned, and thereafter only during such period as members of such Group do own, in excess of 58.69% of the outstanding shares of the Company (treated as a single class), the number of directors nominated by such Group shall be increased to four (and the total number of Directors shall be increased to seven) so that the Group that holds in excess of 58.69% of the outstanding shares of the Company could nominate and elect in total four of the seven directors of the Company.

             ARTICLE III - OPERATIONAL PROVISIONS
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     3.01.     Action Requiring Approval of the Board.  Without
limiting the provisions of the By-laws of the Company with respect to approval by the Board of Directors, the Investors agree that the Company shall not enter into any business outside the Field of Activity without the approval of the Board of Directors.

     3.02. Accounting and Controls. The Investors acting through the Board of Directors shall hold the management of the Company accountable to conduct the business of the Company at all times in accordance with the highest standards of business ethics and in accordance with applicable laws and regulations and to maintain the Company's accounts in accordance with generally accepted United States accounting principles and, specifically, to:

               (a) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; and

               (b) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with general or specific authorizations,
          (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted United States accounting principles or any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

  Each Investor and its auditors shall have full access to all such books, records and accounts of the Company.

     3.03. Fiscal Year. The Company shall keep its books and accounts on the basis of a calendar year, unless the Board of Directors of the Company shall determine otherwise.

     3.04. Financial and Business Information. The Investors acting through the Board of Directors shall hold the management of the Company accountable to:

               (a)  present annual capital, operating and
         strategic plans and budgets (and material modifications thereof) and investment policies to the Board of Directors for approval;

               (b) make available to all members of the Board of Directors(and, where appropriate, the Investors) on a regular and timely basis all such information and employees of the Company as may be required to permit the Directors and/or the Investors, as the case may be, to make informed judgments with respect to such plans and budgets and all other matters of interest to them;

               (c) provide to the Investors regular and timely periodic financial statements showing profit and loss, cash flow, assets and liabilities and including appropriate comparisons to budgets, analyses and forecasts; and

               (d) provide to the Investors on a regular and timely basis copies of the minutes of all meetings of the Board of Directors of the Company and any committees thereof.

     3.05. Independent Enterprise. The Company shall at all times be conducted as an independent enterprise for the profit of all Shareholders, and all commercial transactions between the Company and an Investor or an Affiliate of an Investor shall be conducted on an arm's-length basis and the Company shall not grant to any Investor or any of its Affiliates terms or conditions more favorable than would be accorded non-related third-party customers or suppliers, except as the Board of Directors of the Company may otherwise determine prior to such transaction. Although it is understood that MetPath and ITX will provide certain staff services for a period of time immediately following the commencement of the Company's operations, it is intended that all major corporate functions, including, without limitation, finance, accounting, purchasing, research and development, and sales will be fully developed and staffed by the employees of the Company.

                    ARTICLE IV - FINANCING
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     4.01.     Borrowing by the Company.  The Investors
contemplate that the Company may from time to time borrow money from financial institutions for working capital and to finance major capital investments and growth and expansion plans and agree that any such capital requirements should be financed out of the working capital of the Company and the Company's internally generated cash flows, and that any borrowings should be made without the guarantee or other undertaking of any of the Investors. Simultaneously with the execution of this Agreement, the Company, the banks named therein, Citibank, N.A. and Citicorp USA have entered into a Credit Agreement dated as of June 28, 1994 (such agreement, as amended from time to time, being the "Credit Agreement") and MetPath and ITC have entered into an Equity Investors' Undertaking with Citibank, N.A.. Notwithstanding the joint and several obligations of ITC and MetPath under Section 2 of the Equity Investors' Undertaking, the Corning Group and the ITC Group hereby agree, solely as between themselves, that each Group shall, except to the extent that ITC is prohibited from doing such under its debt instruments, contribute 50% of the amount required to be contributed at any time under Section 2 of the Equity Investors' Undertaking. The Board of Directors of the Company has approved the issuance, and each of the Investors shall be entitled to receive from the Company, a stock certificate representing 1 share of Common Stock (Class A Common Stock in the case of the Corning Group and Class B Common Stock in the case of the ITC Group) for each $11,261 or portion thereof that such Investor (a) is required to (and does) contribute under the Equity Investors' Undertaking or (b) otherwise contributes to the Company as a condition to the lenders under the Credit Agreement waiving any Default or Event of Default under the Credit Agreement (as such terms are defined in the Credit Agreement), subject to a maximum of 444 shares each in the aggregate (it being intended that each Group shall contribute 50% of such amounts except to the extent that the ITC Group is prohibited from doing so under its debt instruments). Notwithstanding the foregoing, in the event that one Group contributes funds to the Company as contemplated by the preceding sentence and the other Group does not contribute all or any portion of its 50% share of the amount required (whether by reason of not having the consent of its bank lenders to do so or otherwise), the members of the other Group may contribute all or a portion of the funds that the defaulting Group did not contribute and shall be entitled to purchase the additional shares that the defaulting Group was otherwise entitled to purchase. If and to the extent that at any time within the 36 months after such purchase the members of the defaulting Group are not prohibited by the terms of their bank credit agreement from contributing capital to the Company the defaulting Group shall be required to purchase all such shares (i.e., the Class A Common Stock purchased by the IT Group or the Class B Common Stock purchased by the Corning Group) as promptly as practicable but in no event later than ten business days thereafter. The purchase price shall be paid in cash in an amount equal to greater of (x) the purchase price paid to the Company for such shares by the non-defaulting Group, plus simple interest on such amount at the rate of ten percent per annum from the date of the purchase by the non-defaulting Group to (but not including) the date of the re-purchase by the defaulting Group and (y) the amount determined by multiplying (i) the purchase price paid to the Company for such shares by the non-defaulting Group, by (ii) a percentage equal to the sum of (A) 100% plus (B) the percentage increase (if any) in pro forma shareholder's equity per share of Newco's common stock, as reflected in the most recent financial statements delivered under the Credit Agreement from the end of the fiscal quarter immediately preceding the date that the shares were purchased by the non-defaulting Group to the end of the fiscal quarter immediately preceding the closing of the purchase by the defaulting Group under this sentence. Pro forma stockholders equity per share means per share stockholders equity of the Company determined in accordance with generally accepted accounting principles except that (x) there shall be excluded from stockholders equity the effect of (i) any capital contributions or distributions paid after the date hereof and
(ii) any stock dividends, stock splits or similar transactions occurring after the date thereof and (y) any shares issued after the date hereof shall not be deemed to be outstanding. Nothing contained in the preceding sentence shall be deemed to limit the remedies of the non-defaulting Group with respect to the breach by the defaulting Group under the Equity Investors Undertaking. IT agrees to use its best efforts (as defined in the Asset Transfer Agreement) (x) to obtain a waiver from Bank of America NT&SA ("Bank of America") and all of its other lenders (to the extent required) permitting IT to make a contribution of up to $5 million if and to the extent required by the terms of the Equity Investors' Undertaking and (y) not to enter into any financing or similar agreement or amend its existing credit agreement with Bank of America that imposes restrictions on investments in the Company more restrictive than under its current agreement with Bank of America (i.e. a pro forma adjusted debt service coverage ratio of 1.0 to 1.0.)

            ARTICLE V - EFFECTIVENESS OF AGREEMENT
                        --------------------------

     5.01. Transfer of Business. This Agreement shall become effective on and as of the closing date under the Asset Transfer
Agreement dated as of May 2, 1994, among MetPath, IT, ITX and the
Company.

           ARTICLE VI - SALE OF TRANSFER OF SHARES
                        --------------------------

     6.01. No Sale or Transfer for Three Years. No Shareholder which is a member of either the ITC Group or the Corning Group shall pledge, encumber, sell or otherwise transfer any shares of the Company during the period of three years beginning on the date of this Agreement; provided, however, that any Shareholder may at any time pledge or otherwise encumber any such shares without the prior written consent of the Board of Directors of the Company in connection with any bona fide financing, provided that prior written notice is given to the other Shareholders and the financing party and any transferee agrees to be bound by the terms of this Agreement including without limitation Article VI. Notwithstanding the foregoing, in connection with the Credit Agreement, each Shareholder has agreed with Citibank, N.A. under the Equity Investors Undertaking not to pledge any shares of the Company, and to the extent prohibited by the terms of such facility, as it may be amended from time to time, no Shareholder shall pledge, encumber or transfer such shares or permit any Change of Control (as defined in the Credit Agreement) to occur.

     6.02. Desire to Sell. If after three years from the date hereof, any Shareholder in one Group shall desire to sell all or a part of its shares of the Company, such Shareholder shall first provide the Shareholders in the other Group with written notice of its desire to sell, including a description of the number of shares to be offered, their proposed price and the financial terms on which they will be offered. The Shareholders in the other Group shall have 60 days after receipt of such notice to exercise (acting as a group), by mailing to such selling Shareholder a written notice thereof, a right of first refusal or option to purchase such shares at a price and upon financial terms offered by the selling Shareholder. If the Shareholders in the other Group exercise such right of first refusal or option to purchase, they shall have an additional period of 60 days after such exercise within which to tender payment for such shares in accordance with such terms. Any shares so purchased may be allocated among the Shareholders in the purchasing Group as they may agree. If the Shareholders in the other Group do not exercise such right of first refusal or option to purchase, the selling Shareholder shall have a 90-day period in which to sell the shares at a price and upon financial terms no less favorable to the selling Shareholder than those specified in the selling Shareholder's notice to the Shareholders in the other Group. No more than two notices may be given by members of any one Group under this Section 6.02 in any twelve month period. This Section 6.02 shall be binding on any assignee of any Shareholder, including without limitation, any person who may foreclose on any shares of the Company pledged in compliance with Section 6.01.

     6.03.     Permitted Transfers.  The provisions of Sections
6.01 and 6.02 notwithstanding, a Shareholder may transfer any shares of the Company held by it to any other member of the same Group; provided, however, that the transferee shall have agreed to be bound jointly with the transferring Shareholder by all of the terms and conditions of this Agreement and the Equity Investors' Undertaking. Each such transferee shall execute the form of Undertaking Supplement set forth in Exhibit A to the Equity Investors' Undertaking or such other document as shall be acceptable to the lenders under the Credit Agreement. ITX and MetPath each shall not permit any Shareholder (including without limitation IT) to cease to be a member of its Group without first transferring ownership of the shares of the Company held by such Shareholder to a corporation or other entity which shall remain a member of such Group.

     6.04. Recording of Transfers. The Company shall not record the transfer of shares of its capital stock by any Shareholder in violation of this Article VI, and shall affix a legend on any stock certificate representing shares subject to this Article VI giving notice of this Article.

     6.05. Fundamental Issues. (a) Board of Directors Resolution. Following the date which is three years from the date of this Agreement, either MetPath or IT through their respective representatives on the Board of Directors may, by written notice to the other Investors and other Directors, declare that, in its (or their) good faith judgment, an unresolved disagreement exists on an issue or matter which is fundamental to the management or policies of the Company. The Board of Directors shall use its best efforts to resolve such disagreement within the three-month period following the giving of such notice.

          (b) Shareholder Resolution. If the Board of Directors fails to resolve the disagreement identified in such notice within such three-month period, then the matter shall be referred to MetPath and ITX for resolution. Such companies shall use their best efforts to resolve such disagreement, including by consultation among them at the highest levels of management.

          (c) Valuation. If MetPath and ITX are unable to resolve such disagreement within a further two-month period, then within one month thereafter the Board of Directors shall appoint a U.S.-based investment banking firm of internationally recognized standing (the "investment banking firm") to determine the fair market value of the Company taken as a whole. If the Board of Directors is unable to agree on the appointment of the investment banking firm, such appointment shall be made pursuant to the Rules of the American Arbitration Association. Such determination of fair market value shall be made within three months following the appointment of the investment banking firm. Promptly upon the determination by the investment banking firm of such fair market value, the Board of Directors shall give notice thereof by telecopy, confirmed in writing, to each Shareholder. Such notice shall set forth the aggregate fair market value of the Company, the total number of outstanding shares of the Company, the fair market value per share and the aggregate number of shares held by each Group.

          (d) Willingness to Purchase. Within one month following the giving of the notice referred to in paragraph (c) of this Section 6.05, MetPath and ITX shall each inform the investment banking firm whether it or members of its Group are willing to purchase the shares held by members of the other Group at a price equal to the fair market value per share set forth in the notice referred to in such paragraph (c). Failure to send such notice within such one-month period shall be conclusive evidence that a party declines to purchase the shares at the price specified by the investment banking firm. Within three business days after the investment banking firm has received responses from MetPath and ITX (or the time for such response has passed), it shall inform each of them of the response, if any, received from the other. If both Groups are willing to purchase at the price set forth in the notice referred to in paragraph (c), then the investment banking firm, within three business days, shall send a further notice stating that the purchase price shall be increased by 5% of the price set forth in the first notice. Within three business days after such further notice, each of MetPath and ITX shall inform the investment banking firm by telecopy whether it or members of its Group are willing to purchase at such increased purchase price. The procedure set forth in the preceding three sentences shall be repeated until only one Group is willing to purchase at the purchase price set forth in the latest notice from the investment banking firm. When only one Group is willing to purchase at the purchase price stated in the original or any further notice from the investment banking firm, such Group (the "purchasing Group") shall purchase, and the other Group shall sell, on a date agreed between MetPath and ITX (which shall be not later than 60 days from the date on which the purchasing Group receives a telecopy from the investment banking firm informing it that the other Group has declined to purchase), all of the shares of the Company held by members of the other Group. On such date, the members of the purchasing Group shall make payment of the purchase price stated in the applicable notice, and the members of the other Group shall convey good and marketable title to such shares, free and clear of all liens and encumbrances.

          (e) Sale to Third Party. If neither Group is willing to purchase the shares held by the other Group at the price set forth in the notice referred to in paragraph (c), or in any further notice referred to in paragraph (d), of this Section 6.03, then the Board of Directors shall engage the investment banking firm to find a buyer or buyers for all the shares of the Company held by members of both Groups, which may include (if the investment banking firm so recommends) an underwritten public offering of shares of the Company. Members of either Group shall be free to make offers for all the shares of the other Group in a manner consistent with the bidding or other procedures established by the investment banking firm. Unless otherwise agreed between the two Groups, any buyer shall be required to purchase such shares for cash. Each of MetPath and ITC will, and will cause other members of its Group, to execute such agreements and take such actions as may be reasonably required or desirable to consummate a sale of the Company in accordance with this paragraph (e) including without limitation execution of a non-competition agreement comparable to the provisions of Section
8.01 and/or causing its affiliated directors to execute a registration statement for the public offering of the Company's shares.

          (f) Dissolution. MetPath and ITX agree that, if the investment banking firm has been engaged pursuant to paragraph
(e) of this Section 6.05 but prior to the date which is nine months from the date of the giving of the notice referred to in paragraph (c) of this Section 6.05 no buyer has entered into a definitive agreement (which may include a definitive underwriting agreement) for the purchase of all the shares of the Company held by both Groups, then the Board of Directors shall adopt a resolution providing for the dissolution of the Company and each of MetPath and ITX shall vote or cause to be voted all shares of the Company held by members of its Group in favor of a resolution of shareholders approving such dissolution. Upon the adoption of such shareholders' resolution, the Board of Directors shall carry out all procedures required by law to complete the dissolution of the Company and the distribution of its assets.

       ARTICLE VII - REFERRAL AND SERVICING OF BUSINESS
                     ----------------------------------

     7.01. Use of Company's Services. During the term of this Agreement, IT shall use all reasonable efforts, consistent with its past practice, and will use reasonable efforts to cause its Affiliates and its and their respective customers, to utilize the services of laboratories owned and operated by the Company, including, whenever possible, by referring clients and others to the Company's laboratories and by providing for the use of the Company's laboratories in its contracts with its clients.

     7.02. Servicing by the Company. The Company shall likewise use all reasonable efforts to maintain sufficient capacity to process all samples originating from IT and its customers, and to actually process such samples, on bases at least as favorable as those the Company offers to similar clients. In furtherance of the foregoing, the Company agrees to use all reasonable efforts to offer to IT and its clients prices, turnaround times, and other terms and conditions at least as favorable as those offered to similar clients. The Company also agrees to maintain such quality assurance/quality control and similar programs as IT shall reasonably request in connection with IT's efforts to utilize and refer business to, the Company's laboratories.

                ARTICLE VIII - NON-COMPETITION
                               ---------------

     8.01. During the term of this Agreement and, if either Group purchases the shares owned by the other Group pursuant to
Section 6.02 or Section 6.05 of this Agreement, for a period of five years following the termination of this Agreement, MetPath and ITX will not, and will cause other members of its Group not to, own, manage, operate or control, or participate in the ownership, management, operation or control of, or have any ownership interest in, any business that owns or operates fixed or mobile laboratories within the Field of Activity (excluding, however, industrial hygiene testing), provided, however, that nothing contained in this Section 8.01 shall prohibit any person from owning less than one percent (1%) of any class of securities of a company in the Field of Activity which securities are listed on a national securities exchange or publicly traded in the over-the-counter market. The parties understand that IT has several business divisions that are engaged in environmental management services (including pollution control engineering) and construction and remediation and, which businesses will not be deemed to violate the provisions of this Section 8.01 as long as they do not violate the terms of this Agreement. Notwithstanding the foregoing, (a) MetPath's Affiliate, DeYor/CPF (or its successor), may continue to be engaged in the business of providing environmental testing services provided that, excluding revenues from industrial hygiene testing (as defined in Section 1.05), the revenues of DeYor/CPF (or its successor) from environmental testing services do not exceed $2 million in any calendar year; (b) any member of either Group may operate a business within the Field of Activity that is acquired (whether for stock, assets or otherwise) after May 1, 1994 provided that
(1) the revenues of such business from environmental testing services during the twelve months immediately preceding the date of acquisition are less than 15% of the revenues of the acquired business or assets from all other businesses during such period and (2) the revenues of such business from environmental testing services after the date of acquisition do not exceed in any calendar year the amount of such revenues during the twelve months preceding the date of acquisition, increased at the simple rate of 5% per annum from the date of acquisition, (c) ITC and its Affiliates may operate at major remediation project sites laboratories for the processing of samples taken from such project site in support of remediation or related services being provided at such site by ITC or its Affiliates and (d) members of the Corning Group may own or operate facilities for environmental product or compound safety testing including, without limitation,
(1) environmental testing studies for the (a) the state, federal, international or foreign registration and registration of pesticides, (b) environmental assessment of pharmaceutical compounds and animal health products and (c) the pre-manufacture and pre-marketing notification testing of new chemicals as required by applicable laws, rules and registration and (2) pesticide water monitoring studies. The parties further agree that ITC and its Affiliates and MetPath and its Affiliates may service outside the Field of Activity persons who are customers of the Company. If any of the provisions of this Section 8.01 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

                      ARTICLE IX - TERM
                                   ----

     9.01. Term. This Agreement shall remain in full force and effect until (i) the liquidation or dissolution of the Company or (ii) the members of either Group taken together cease to own voting securities of the Company having in the aggregate at least 40% of the voting power of all voting securities of the Company. Notwithstanding the immediately preceding sentence, the members of either Group, so long as they continue to own at least 40% in aggregate of the shares of Common Stock, shall continue to have the right to enforce the provisions of Articles VI and VIII with respect to members of the other Group.

     Any provisions of this Agreement which constitutes an agreement governed by Section 218(c) of the Delaware General Corporation Law (or any statutory provision which is a successor thereto) shall be effective for a period of ten years from the date hereof (or such longer period as may be permitted by any such successor statutory provision); provided that any time within two years prior to the end of such ten-year (or longer) period, the parties may extend the duration of such provision for as many additional periods, each of ten years duration (or such longer permitted period), as they may then agree. MetPath and ITC hereby agree that if by the date six months prior to the expiration of any such period applicable to the provisions of
Section 2.01 of this Agreement such period has not been extended for a further ten years, then each of MetPath and ITC shall vote or cause to be voted all shares of the Company held by it or members of its Group in favor of an amendment to the Certificate of Incorporation of the Company providing for (i) the classification of the Board of Directors of the Company into two classes of equal numbers, (ii) the reclassification of the voting shares of the Company into two classes, one comprising the shares originally held by member of the ITC Group ("ITC Shares") and one comprising the shares originally held by members of the Corning Group ("Corning Shares") and (iii) the election of one class of directors by the holders of the ITC Shares and the election of the other class of directors by the Corning Shares. The parties also hereby agree that, if by the date twenty-one months prior to the expiration of any such period applicable to the provisions of
Section 6.05(f) such period has not been so extended, then such failure to so extend shall constitute an unresolved disagreement to which the provisions of Section 6.05 shall apply.

                  ARTICLE X - MISCELLANEOUS
                              -------------

     10.01. Assignment on Written Consent. This Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. Except as provided in Section 6.03, this Agreement may not be assigned in whole or in part by an Investor except with the prior written consent of the other Investors; provided, however, this Agreement may be assigned as a result of a merger, consolidation, share exchange or liquidation of a Shareholder in which the Shareholder is not the survivor, provided that the surviving or successor entity and each entity that controls the surviving or successor entity agrees in writing with the remaining Shareholder to be bound by the provisions of this Agreement. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.

     10.02. Amendment or Modification. This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of the parties hereto.

     10.03. Severability. In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and/or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     10.04. No Waiver. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.


     10.05. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws, except that matters concerning the organization and internal corporate affairs of the Company shall be governed by the laws of the State of Delaware. Jurisdiction and venue for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement shall be only in a United States federal court or a New York state court having subject matter jurisdiction located in New York, New York. The parties hereby expressly submit to the personal jurisdiction of the foregoing courts located in New York, New York, and waive any objection or defense based on personal jurisdiction or venue that might otherwise be asserted to proceedings in such courts.

     10.06. Attorney's Fees. If any action or other proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, default or misrepresentation in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in the actions or proceeding, in addition to any other relief to which it may be entitled. In addition, any award of damages as a result of breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the Prime Rate. If any action or other proceeding is brought to enforce a judgment rendered in connection with this Agreement, the judgment creditor shall be entitled to recover reasonable attorney's fees and other costs incurred, and such costs shall be recoverable as a separate item. This provision shall be severable from all other provisions of this Agreement, shall survive any judgment, and shall not be deemed merged into the judgment.

     10.07. Notices. All notices and communications hereunder given by any party to any other party shall be in writing (including by telecopy) and shall be deemed to have been duly given when received if delivered in person or by mail, first-class, postage and certified mail prepaid, and when sent, if sent by telecopy, addressed to the respective parties hereto as follows:

       If to MetPath: MetPath Inc.
                      One Malcolm Avenue
                      Teterboro, NJ  07608
                      Attention:  General Counsel
                      Telecopy:  201-393-5289


       If to ITC:     IT Corporation
                       c/o International Technology Corporation
                      23456 Hawthorne Boulevard
                      Torrance, CA  90505
                      Attention:  General Counsel
                      Telecopy:  310-791-4770

       If to NEWCO:   5251 DTC Parkway
                      Suite 415
                      Englewood, Colorado  80111
                      Attention:  President
                      Telecopy:  303-796-2002

or to such other address as a party may have specified by written notice to the other parties.

     10.08. Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     10.09. Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which when taken together shall constitute but one and the same instrument.

     10.10. Arbitration. All disputes or differences arising out of or related in any way to this Agreement (other than those falling within the provisions of Section 6.05(a), which shall be resolved as provided in Sections 6.05(b) through (f), inclusive) shall be submitted to the decision of three (3) arbitrators, one to be chosen by each party, and the third to be chosen by the two previously selected arbitrators. If either of the parties fails to appoint an arbitrator within one (1) month after receipt of a demand to arbitrate, such arbitrator shall at the request of either party be appointed by application to the courts of New York having competent jurisdiction therefor.

          The arbitration proceedings shall take place in New York. The applicant shall submit its case within one (1) month after the appointment of the arbitration panel, and the respondent shall submit his reply within one (1) month after receipt of a claim. The arbitrators shall apply the rules of evidence and law applicable in courts sitting in New York.

          The arbitration panel shall be empowered to award provisional (i.e., injunctive) relief upon proper application, but a party shall be entitled, pending the appointment of all such arbitrators and the covening of such arbitration, to seek such relief from any court otherwise having competent jurisdiction of such matter.

          The arbitration panel shall render a written, reasoned decision on each issue before it, in which decision it shall also state how each arbitrator voted. Any decision by the arbitration panel shall be binding upon the parties and may be entered as a final judgment in any court having jurisdiction. The cost of any arbitration proceeding shall be borne by the parties as the arbitrator shall determine if the parties have not otherwise agreed.

        This Section shall survive the termination of this Agreement.

     10.11. Specific Enforcement. Notwithstanding any other provision of this Agreement, it is understood and agreed that damages and any other remedies at law may be inadequate in the case of any breach by any party hereto of any of the provisions hereof, and each party hereto agrees that the other parties shall be entitled to equitable relief and the remedy of specific performance with respect to any breach or attempted breach of any of the provisions hereof.

     10.12. Entire Document. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                              METPATH INC.

                              By_____________________________

                              IT CORPORATION

                              By______________________________

                              INTERNATIONAL TECHNOLOGY
                              CORPORATION


                              By______________________________

                              QUANTERRA INCORPORATED


                              By______________________________